Exhibit 99.1

Company Contact:	Investor Relations:
Richard Garr, President (301) 366-4960	ICR, Inc.
Media Contact: Ina McGuinness (310) 954-1100
Planet Communications
Deanne Eagle (917) 837-5866

For Immediate Release

NEURALSTEM’S HUMAN STEM CELLS INTEGRATE INTO NERVOUS SYSTEM OF RATS WITH ANIMAL MODEL OF ALS

MAKE SYNAPTIC CONTACT WITH HOST MOTOR NEURONS

Rockville, MD, March 9, 2009 — Transplanted human neural stem cells (hNSCs) developed by Neuralstem, Inc. (NYSE Alternext US: CUR) made synaptic contacts with the motor neurons of rats with ALS-like symptoms, a paper published in the current online edition of the Journal of Comparative Neurology reported. This constitutes evidence that the transplanted cells integrated into the nervous system of the host. The rats had a genetic mutation called SOD-1 G93A which gives them a disease similar to ALS in humans.

“This is the first demonstration of transplanted human neurons synapsing, or making mature structural connections, with the rat motor neurons, something which has not been demonstrated before,” said Dr. Karl Johe, Neuralstem’s Chief Scientific Officer and a study co-author. “Our earlier work with this ALS model showed that the stem cells delayed onset of the disease and played a neuroprotective role. Now we have clear evidence that they can become an integral part of the rat nervous system that controls the muscles.  I would expect these cells to be readily accepted by and integrated into a human nervous system, such as in an ALS or a spinal cord injury patient.”

“This is an important milestone for Neuralstem,” said Richard Garr, CEO and President. “The underlying basis for ‘replacement’ therapy is that the cells can integrate into the host to provide function in addition to providing neuroprotection.  We are pleased to be the first to demonstrate that our technology passes that test.  Our application to begin the first human clinical trial to treat ALS with neural stem cells is currently under review by the FDA. We are delighted that our continuing animal work adds support for the potency of our cells to address progressive neurological degenerations.”

In a study conducted at Johns Hopkins Medical Institutions, laboratory-grown human neural stem cells (hNSCs) isolated from a fetal spinal cord region were grafted into the spinal cord of rats with a genetic mutation (SOD-1 G93A) that gives them a disease like a particularly aggressive form of ALS. These rats received live-cell grafts or dead-cell grafts as controls. In addition, four healthy rats (Spague-Dawley) received live-cell grafts to rule out whether or not any cell activity could be attributed solely to ALS in the SOD-1 rats. The rats had been injected with a tracing material to track and characterize the synaptic connections. 40 days after transplantation, the tissues were examined. In the rats receiving live-cell grafts, a large number of host motor neurons had been contacted by human neurons differentiated from the grafted neural stem cells. This occurred in both the ALS model and healthy rats, indicating that the activity was not a result of the disease. The study can be found at: http://www3.interscience.wiley.com/journal/117928903/grouphome/home.html

“This study shows, at the ultra-structural level, that these cells make mature connections with host motor neurons in the spinal cord,” said Dr. Vassilis E. Koliatsos, whose lab at Johns Hopkins conducted the study. “This demonstrates that these cells not only live, but integrate into the structure of the host’s motor system. It also confirms our previous suspicion that many neural stem cells become inhibitory local neurons in the spinal cord.”

About Neuralstem

Neuralstem's patented technology enables, for the first time, the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells into mature, physiologically relevant human neurons and glia. Major Central Nervous System diseases targeted by the Company with research programs currently underway include: Ischemic Spastic Paraplegia, Traumatic Spinal Cord Injury, Huntington’s disease and Amyotrophic Lateral Sclerosis (ALS). The Company filed an IND (Investigational New Drug) application with the FDA for ALS clinical trials in December, 2008, and has entered into a collaborative agreement with Albert-Ludwigs-University, in Freiburg, Germany, to develop clinical trials for Huntington’s disease.

In pre-clinical work, the company's cells have extended the life of rats with ALS (Lou Gehrig's disease) as reported the journal TRANSPLANTATION, in collaboration with Johns Hopkins University researchers, and also reversed paralysis in rats with Ischemic Spastic Paraplegia, as reported in NEUROSCIENCE on June 29, 2007, in collaboration with researchers at University of California San Diego.

CREATING CURES FROM THE FRONTIER OF NEUROBIOLOGY

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Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward- looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10- KSB for the year ended December 31, 2007 and the quarterly report on form 10-Q for the period ended September 30, 2008.

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